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                                                                Exhibit 8
                               BOSE McKINNEY & EVANS
                           135 North Pennsylvania Street
                                     Suite 2700
                            Indianapolis, Indiana  46204




January 14, 1999

Duke Realty Investments, Inc.
8888 Keystone Crossing, Suite 1200
Indianapolis, Indiana  46240

Gentlemen:

     We have acted as counsel to Duke Realty Investments, Inc., an Indiana corporation (the "Company"), in connection with the shelf registration by the Company of shares of the Company's preferred stock ("Preferred Stock") and depositary shares pursuant to a Registration Statement, file no. 333-49911 (the "Registration Statement"), on Form S-3 under the Securities Act of 1933, as amended. The Company has filed a prospectus supplement (the "Prospectus Supplement") relating to the offering of 4,000,000 depositary shares (plus up to an additional 600,000 depositary shares upon the exercise of an over-allotment option) representing its Series E Cumulative Redeemable Preferred Stock. In connection therewith, you have requested our opinion regarding certain United States Federal income tax matters discussed in the Prospectus Supplement. All capitalized terms used herein have their respective meanings as set forth in the Prospectus Supplement and accompanying Prospectus unless otherwise stated.

     In rendering the opinions stated below, we have examined and relied, with your consent, upon the Prospectus Supplement and the accompanying prospectus and such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

     In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, and (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

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Duke Realty Investments, Inc.
January 14, 1999
Page 2


     Based upon and subject to the foregoing, we are of the opinion that the federal income tax consequences of a redemption of the Depositary Shares and the Series E Cumulative Redeemable Preferred Stock and the impact of the Taxpayer Relief Act of 1997 and the IRS Restructuring Act upon the tax consequences of the ownership of the Depositary Shares will be consistent with the discussion contained in the section entitled "Certain Federal Income Tax Considerations" in the Prospectus Supplement.

     The opinions set forth in this letter represent our conclusions as to the application of federal income tax laws existing as of the date of this letter to the transactions described herein. We can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinions. Moreover, there can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Further, the opinions set forth above represent our conclusions based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinions referred to herein. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of the facts referred to in this letter.

     We express no opinion as to any federal income tax issue or other matter except those set forth or confirmed above. We consent to the filing of this opinion with Form 8-K, to the incorporation by reference of this opinion as an exhibit to the registration statement of the Company and Duke Realty Limited Partnership (file no. 333-49911) and any registration statement filed under Rule 462(b) relating to such registration statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus Supplement.

Very truly yours,

/s/ Bose McKinney & Evans